Exhibit 99.1

TriNet Reports Fourth Quarter & Fiscal Year 2017 Results

189% Growth in Net Income and 23% Growth in Adjusted Net Income for the Fourth Quarter 2017
190% Growth in Net Income and 62% Growth in Adjusted Net Income for 2017
$120 Million Increase to Stock Repurchase Program

SAN LEANDRO, Calif. — February 27, 2018 — TriNet Group, Inc. (NYSE: TNET), a leading provider of comprehensive human resources solutions for small to midsize businesses, today announced financial results for the fourth quarter and year ended December 31, 2017. The fourth quarter and full year highlights below include non-GAAP financial measures which are reconciled later in this release.
Fourth quarter highlights include:

•	Total revenues increased 5% to $848 million and Net Service Revenues increased 18% to $204 million, each as compared to the same period last year.

•	Net income was $66 million, or $0.92 per diluted share, compared to net income of $23 million, or $0.32 per diluted share, in the same period last year.

◦	Net income benefited by $0.56 per diluted share due to the Tax Cuts and Jobs Act.

•	Adjusted Net Income was $33 million, or $0.46 per diluted share, compared to Adjusted Net Income of $27 million, or $0.38 per diluted share, in the same period last year.

•	Adjusted EBITDA was $69 million, a 22% increase from the same period last year.

•	Total WSEs at December 31, 2017 decreased 4% as compared to the same period last year to approximately 325,000.

•	Average WSEs decreased 3% as compared to the same period last year, to approximately 323,000.
Full year highlights include:

•	Total revenues increased 7% to $3.3 billion and Net Service Revenues increased 25% to $809 million, each as compared to 2016.

•	Net income was $178 million, or $2.49 per diluted share, compared to net income of $61 million, or $0.85 per diluted share, in 2016.

•	Adjusted Net Income was $142 million, or $1.99 per diluted share, compared to Adjusted Net Income of $87 million, or $1.20 per diluted share, in 2016.

•	Adjusted EBITDA was $285 million, a 53% increase over 2016.

"We generated strong profitable growth in the fourth quarter and full year 2017, while making significant progress on foundational changes to support the next phase of our growth," said Burton M. Goldfield, TriNet's President and CEO.  "In 2018, we will continue to invest to both improve our client experience and utilize the scale in our business model, while growing profitably."
TriNet’s total revenues for the fourth quarter of 2017 increased 5% from the fourth quarter of 2016 to $848 million, while Net Service Revenues (Total revenues less insurance costs) for the fourth quarter of 2017 increased 18% from the fourth quarter of 2016 to $204 million. Net Insurance Service Revenues consisted of insurance service revenues of $731 million, less insurance costs of $644 million. Professional service revenues for the fourth quarter of 2017 increased 2%, and Net Insurance Service Revenues for the fourth quarter of 2017 increased 48%, each as compared to the fourth quarter of 2016.

TriNet’s total revenues for the full year 2017 increased 7% to $3.3 billion, while Net Service Revenues for the full year 2017 increased 25% to $809 million. Net Service Revenues consisted of professional service revenues of $458 million and Net Insurance Service Revenues of $351 million. Net Insurance Service Revenues consisted of insurance service revenues of $2.8 billion, less insurance costs of $2.5 billion. Professional service revenues for the full year 2017 increased 3%, and Net Insurance Service Revenues for the full year 2017 increased 76%, over the full year of 2016.
At December 31, 2017, TriNet had cash and cash equivalents of $336 million and total debt of $425 million.
Other Announcements
In December 2017, our Board of Directors authorized a $120 million incremental increase to TriNet’s ongoing stock repurchase program. As of December 31, 2017, $136 million remained available for repurchases of TriNet stock under this program. Under this program, TriNet may repurchase stock in open-market purchases or through privately negotiated transactions, as permitted under Rule 10b-18 of the Securities Exchange Act of 1934, as amended (Exchange Act), or through a trading plan that complies with Rule 10b5-1(c) of the Exchange Act. The extent to which TriNet repurchases its stock and the timing of such repurchases will depend upon market conditions and other corporate considerations, as determined by TriNet's management team.
Earnings Conference Call and Audio Webcast
TriNet will host a conference call at 2:00 p.m. PT (5:00 p.m. ET) today to discuss its quarterly and annual results for 2017 and provide quarterly and annual financial guidance for 2017. TriNet encourages participants to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. To pre-register, go to: http://dpregister.com/10116106. For those who would like to join the call but have not pre-registered, they can do so by dialing +1 (412) 317-5426 and requesting the “TriNet Conference Call.”  The live webcast of the conference call can be accessed on the Investor Relations section of TriNet’s website at http://investor.trinet.com. A replay of the webcast will be available on this site for approximately one year. A telephonic replay will be available for one week following the conference call at +1 (412) 317-0088 conference ID: 10116106.
About TriNet
TriNet is a leading provider of a comprehensive human resources solution for small to midsize businesses, or SMBs. We enhance business productivity by enabling our clients to outsource their human resources, or HR, function to us, allowing them to focus on operating and growing their core businesses. Our HR solution includes services such as payroll processing, human capital consulting, employment law compliance and employee benefits, including health insurance, retirement plans and workers compensation insurance. Our services are delivered by our expert team of HR professionals and enabled by our technology platform, with online and mobile tools, which allow our clients and their employees to efficiently conduct their HR transactions anytime and anywhere. For more information, please visit http://www.trinet.com.
Use of Non-GAAP Financial Measures
Reconciliations of non-GAAP financial measures to TriNet’s financial results as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data. For a description of these non-GAAP financial measures, including the reasons management uses each measure, please see the section of the tables titled “Non-GAAP Financial Measures.”
Forward-Looking Statements
This press release contains, and statements made during the above referenced conference call will contain, statements that are not historical in nature, are predictive in nature, or that depend upon or refer to future events or conditions or otherwise contain forward-looking statements within the meaning of Section 21 of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, including, among other things, TriNet’s expectations and assumptions regarding: its ability to execute its strategic operational plan, its ability to successfully leverage its scale, and its ability to deliver profitable growth. Forward-looking statements are often identified by the use of words such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “would” and similar expressions or variations. These statements are not guarantees of future performance, but are based on management’s expectations as of the date hereof and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from our current expectations and any past or future results, performance or achievements. Investors are cautioned not to place undue reliance upon any forward-looking statements.
Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include: risks associated with changes in, uncertainty regarding, or adverse application of complex laws and regulations that govern our business; our ability to be recognized as an employer of worksite employees under federal and state regulations; our ability to mitigate business risks associated with our co-employment relationship with our worksite employees; our ability to secure private and confidential client and worksite employee data and our information technology (IT) infrastructure against cyber-attacks and security breaches; our ability to manage unexpected changes in workers’ compensation and health insurance claims by worksite employees; fluctuation in our results of operation as a result of numerous factors, many of which are outside of our control, such as the volume and severity of our workers’ compensation and health insurance claims and the amount and timing of our insurance costs, operating expenses and capital expenditure requirements; failures or limitations in our business systems; our ability to remediate the material weakness in our internal controls over financial reporting; our ability to effectively integrate businesses we have acquired and new businesses we may acquire in the future; the effects of volatility in the financial and economic environment on the businesses that make up our client base; our ability to effectively manage our growth; market acceptance of our vertical strategy; and our ability to market our sales force effectively; the concentration of our clients in certain geographies and industries; the outcome of existing and future legal proceedings; changes in our income tax positions or adverse outcomes from on-going and future audits; adverse changes in our insurance coverage or our relationships with key insurance carriers; our ability to manage client attrition; our ability to comply with the restrictions of our credit facility and meet our debt obligations; and the effects of increased competition and our ability to compete effectively.
Further information on risks that could affect TriNet’s results is included in our filings with the U.S. Securities and Exchange Commission (SEC), including under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available on our investor relations website at http://investor.trinet.com and on the SEC website at www.sec.gov. Copies of these filings are also available by contacting TriNet Corporation's Investor Relations Department at (510) 875-7201. Except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements in this press release, and any forward-looking statements in this press release speak only as of the date of this press release. In addition, we do not assume any obligation, and do not intend, to update any of our forward-looking statements, except as required by law.

Contacts:
Investors:	Media:
Alex Bauer	Fatima Afzal
TriNet	TriNet
Investorrelations@TriNet.com	Fatima.Afzal@TriNet.com
(510) 875-7201	(510) 875-7265
TriNet, Ambitions Realized and the TriNet logo are registered trademarks of TriNet.

FINANCIAL HIGHLIGHTS

Key Financial and Operating Metrics
We regularly review certain key financial and operating metrics to evaluate growth trends, measure our performance and make strategic decisions. These key financial and operating metrics may change over time. Our key financial and operating metrics for the periods presented were as follows:

	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
(in millions, except per share data)	2017	2016	2017 vs. 2016	2017	2016	2017 vs. 2016
Income Statement Data:
Total revenues	$848	$811	5%	$3,275	$3,060	7%
Operating income	48	43	12	217	124	75
Net income	66	23	189	178	61	190
Diluted net income per share of common stock	0.92	0.32	188	2.49	0.85	193
Non-GAAP measures (1):
Net Service Revenues (1)	204	173	18	809	646	25
Net Insurance Service Revenues (1)	87	59	48	351	199	76
Adjusted EBITDA (1)	69	56	22	285	185	53
Adjusted Net income (1)	33	27	23	142	87	62

(1)	Refer to Non-GAAP Financial Measures section in the following pages for definitions and reconciliations from GAAP measures.

	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2017	2016	2017 vs. 2016	2017	2016	2017 vs. 2016
Operating Metrics:
Total WSEs payroll and payroll taxes processed (in millions)	$11,280	$9,365	20%	$37,115	$34,281	8%
Total WSEs	325,370	337,885	(4)	325,370	337,885	(4)
Average WSEs	322,674	333,444	(3)	324,679	326,850	(1)

	Year Ended December 31,
(in millions)	2017	2016
Balance Sheet Data:
Cash and cash equivalents	$336	$184
Working capital	234	156
Total assets	2,593	2,095
Notes payable	423	459
Total liabilities	2,387	2,060
Total stockholders’ equity	206	35

Cash Flow Data:
Net cash provided by operating activities (2)	$253	$149
Net cash used in investing activities	(24)	(27)
Net cash (used in) financing activities (2)	(77)	(104)
(2)    Prior year balances have been retrospectively adjusted for Accounting Standards Update 2016-09 - Stock Compensation.

FINANCIAL STATEMENTS

TRINET GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended December 31, 2017		Year Ended December 31,
(In millions, except share and per share data)	2017	2016	2017	2016
Professional service revenues	$117	$114	$458	$447
Insurance service revenues	731	697	2,817	2,613
Total revenues	848	811	3,275	3,060
Insurance costs	644	638	2,466	2,414
Cost of providing services (exclusive of depreciation and amortization of intangible assets)	56	51	213	190
Sales and marketing	48	40	187	174
General and administrative	32	22	114	92
Systems development and programming	11	10	45	31
Depreciation	8	6	28	19
Amortization of intangible assets	1	1	5	16
Total costs and operating expenses	800	768	3,058	2,936
Operating income	48	43	217	124
Other income (expense):
Interest expense and bank fees	(5)	(5)	(20)	(20)
Other, net	1	—	3	—
Income before provision for income taxes	44	38	200	104
Income tax expense (benefit)	(22)	15	22	43
Net income	$66	$23	$178	$61
Net income per share:
Basic	$0.95	$0.34	$2.57	$0.88
Diluted	$0.92	$0.32	$2.49	$0.85
Weighted average shares:
Basic	69,648,153	68,974,915	69,175,377	70,159,696
Diluted	71,919,022	70,735,975	71,385,280	71,972,486

FINANCIAL STATEMENTS

TRINET GROUP, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions)	December 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$336	$184
Restricted cash and cash equivalents	15	15
Prepaid income taxes	5	42
Prepaid expenses	8	11
Other current assets	2	2
Worksite employee related assets	1,625	1,281
Total current assets	1,991	1,535
Workers' compensation collateral receivable	39	32
Restricted cash, cash equivalents and investments	162	131
Property and equipment, net	70	59
Goodwill	289	289
Other intangible assets, net	26	31
Deferred and other long term income taxes	2	—
Other assets	14	18
Total assets	$2,593	$2,095
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$45	$23
Accrued corporate wages	40	31
Notes payable	40	37
Other current liabilities	14	12
Worksite employee related liabilities	1,618	1,276
Total current liabilities	1,757	1,379
Notes payable, noncurrent	383	422
Workers' compensation loss reserves	165	159
Deferred income taxes	68	92
Other liabilities	14	8
Total liabilities	2,387	2,060
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock and additional paid-in capital	583	535
Accumulated deficit	(377)	(500)
Accumulated other comprehensive loss	—	—
Total stockholders’ equity	206	35
Total liabilities and stockholders’ equity	$2,593	$2,095

FINANCIAL STATEMENTS

TRINET GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(In millions)	2017	2016
Operating activities
Net income	$178	$61
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35	39
Stock-based compensation	32	26
Deferred income taxes	(25)	42
Changes in operating assets and liabilities:
Restricted cash and cash equivalents	(46)	(42)
Prepaid income taxes	37	(38)
Prepaid expenses and other current assets	1	(2)
Workers' compensation collateral receivable	(7)	(3)
Other assets	4	—
Accounts payable	22	9
Accrued corporate wages and other current liabilities	11	4
Workers' compensation loss reserves and other non-current liabilities	12	55
Worksite employee related assets	(343)	92
Worksite employee related liabilities	342	(94)
Net cash provided by operating activities	253	149
Investing activities
Purchases of marketable securities	—	(15)
Proceeds from maturity of marketable securities	14	28
Purchase of property and equipment	(38)	(40)
Net cash used in investing activities	(24)	(27)
Repurchase of common stock	(44)	(72)
Proceeds from issuance of common stock on exercised options	11	5
Proceeds from issuance of common stock on employee stock purchase plan	5	4
Awards effectively repurchased for required employee withholding taxes	(11)	(4)
Proceeds from issuance of notes payable	—	58
Payments for extinguishment of debt	—	(58)
Repayment of notes payable	(38)	(36)
Payment of debt issuance costs	—	(1)
Net cash used in financing activities	(77)	(104)
Net increase in cash and cash equivalents	152	18
Cash and cash equivalents at beginning of year	184	166
Cash and cash equivalents at end of year	$336	$184

Supplemental disclosures of cash flow information
Interest paid	$16	$15
Income taxes paid (refund), net	2	39
Supplemental schedule of noncash investing and financing activities
Payable for purchase of property and equipment	$2	$1

NON-GAAP FINANCIAL MEASURES

Non-GAAP Financial Measures
In addition to the selected financial measures presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), we monitor other non-GAAP financial measures to manage our business, make planning decisions, allocate resources and as performance measures in our executive compensation plan. These key financial measures provide an additional view of our operational performance over the long term and provide useful information regarding how cash is generated and utilized in order to maintain and grow our business.
These financial measures also provide useful information by eliminating the effect of certain non-cash items that can fluctuate significantly from period to period, as well as certain significant items that are not representative of our business operations such as our initial public offering (IPO) transaction costs. They enhance investors’ ability to review our business from the same perspective as the management and facilitate consistent period to period comparisons by excluding items that we do not believe are indicative of our operating performance.
The presentation of the non-GAAP financial measures is to enhance the understanding of certain aspects of our financial performance. It is not meant to be considered in isolation, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with GAAP.

NON-GAAP FINANCIAL MEASURES

Non-GAAP Measure	Definition	How We Use The Measure
Net Service Revenues	• Sum of professional service revenues and Net Insurance Service Revenues, or total revenues less insurance costs.
• Provides a comparable basis of revenues on a net basis. Professional service revenues are represented net of client payroll costs whereas insurance service revenues are presented gross of insurance costs for financial reporting purposes.
• Acts as the basis to allocate resources to different functions and evaluates the effectiveness of our business strategies by each business function,
• Provides a measure, among others, used in the determination of incentive compensation for management.

Net Insurance Service Revenues	• Insurance revenues less insurance costs.
• Is a component of Net Service Revenues.
• Provides a comparable basis of revenues on a net basis. Professional service revenues are represented net of client payroll costs whereas insurance service revenues are presented gross of insurance costs for financial reporting purposes. Promotes an understanding of our insurance services business by evaluating insurance service revenues net of our WSE related costs which are substantially pass-through for the benefit of our WSEs. Under GAAP, insurance service revenues and costs are recorded gross as we have latitude in establishing the price, service and supplier specifications.

Adjusted EBITDA	• Net income, excluding the effects of: - income tax provision, - interest expense, - depreciation, - amortization of intangible assets, and - stock-based compensation expense
• Provides period-to-period comparisons on a consistent basis and an understanding as to how our management evaluates the effectiveness of our business strategies by excluding certain non-cash charges such as depreciation and amortization that have fluctuated significantly over the past five years, and stock-based compensation recognized based on the estimated fair values. We believe these charges are not directly resulting from our core operations or indicative of our ongoing operations.
• Enhances comparisons to prior periods and, accordingly, facilitates the development of future projections and earnings growth prospects.
• Provides a measure, among others, used in the determination of incentive compensation for management.

Adjusted Net Income
• Net income, excluding the effects of:
- effective income tax rate(1),
- stock-based compensation,
- amortization of intangible assets,
- non-cash interest expense(2),
- debt prepayment premium, and
- the income tax effect (at our effective tax rate(1)) of these pre-tax adjustments.

• Provides information to our stockholders and board of directors to understand how our management evaluates our business, to monitor and evaluate our operating results, and analyze profitability of our ongoing operations and trends on a consistent basis by excluding certain non-cash charges as described above, debt payment premiums and our secondary offering costs as these are not directly resulting from our core operations or indicative of our ongoing operations.

(1)
As a result of a decrease in state income taxes from an increase in excludable income for state income tax purposes, we have adjusted our non-GAAP effective tax rate to 41% for 2017 from 43% for 2016. These non-GAAP effective tax rates exclude the income tax impact from stock-based compensation and changes in uncertain tax positions.

(2)	Non-cash interest expense represents amortization and write-off of our debt issuance costs.

NON-GAAP FINANCIAL MEASURES

Reconciliation of GAAP to Non-GAAP Measures

The table below presents a reconciliation of total revenues to Net Service Revenues:

	Three Months Ended		Change		Year Ended		Change
	December 31,		2017 vs. 2016		December 31,		2017 vs. 2016
(in millions)	2017	2016	$	%	2017	2016	$	%
Total revenues	$848	$811	$37	5%	$3,275	$3,060	$215	7%
Less: Insurance costs	644	638	6	1	2,466	2,414	52	2
Net Service Revenues	$204	$173	$31	18%	$809	$646	$163	25%
The table below presents a reconciliation of insurance service revenues to Net Insurance Service Revenues:

	Three Months Ended		Change		Year Ended		Change
	December 31,		2017 vs. 2016		December 31,		2017 vs. 2016
(in millions)	2017	2016	$	%	2017	2016	$	%
Insurance service revenues	$731	$697	$34	5%	$2,817	$2,613	$204	8%
Less: Insurance costs	644	638	6	1	2,466	2,414	52	2
Net Insurance Service Revenues	$87	$59	$28	48%	$351	$199	$152	76%

The table below presents a reconciliation of net income to Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2017	2016	2017	2016
Net income	$66	$23	$178	$61
Provision for income taxes	(22)	15	22	43
Stock-based compensation	11	6	32	26
Interest expense and bank fees	5	5	20	20
Depreciation	8	6	28	19
Amortization of intangible assets	1	1	5	16
Adjusted EBITDA	$69	$56	$285	$185
Adjusted EBITDA Margin (1)	34%	33%	35%	29%
(1) Adjusted EBITDA Margin is the ratio of Adjusted EBITDA to Net Service Revenues.
The table below presents a reconciliation of net income to Adjusted Net Income and Adjusted Net Income per share - diluted:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2017	2016	2017	2016
Net income	$66	$23	$178	$61
Effective income tax rate adjustment	(40)	(1)	(59)	(1)
Stock-based compensation	11	6	32	26
Amortization of intangible assets	1	1	5	16
Non-cash interest expense	—	1	2	4
Income tax impact of pre-tax adjustments	(5)	(3)	(16)	(19)
Adjusted Net Income	$33	$27	$142	$87
GAAP Weighted average shares of common stock - diluted	72	71	71	72
Adjusted Net Income per share - diluted	$0.46	$0.38	$1.99	$1.20